Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
April 21, 2008	Investor Relations Dept.
(800) 536-7453
Torch Energy Royalty Trust receives a letter from the NYSE regarding the failure to timely file its 2007 Annual Report on Form 10-K
HOUSTON — Torch Energy Royalty Trust (“Trust”) (NYSE: TRU) (www.torchroyalty.com) announced that it received a letter from NYSE Regulation, Inc. (the “NYSE”) on April 16, 2008 informing the Trust that, as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Annual Report”) with the Securities and Exchange Commission (the “SEC”), the Trust is subject to certain procedures as specified in Section 802.01E of the NYSE’s Listed Company Manual (“Section 802.01E”). Section 802.01E provides that the NYSE will monitor the status of the Trust’s filing of the 2007 Annual Report for a six-month period from the extended filing due date for the 2007 Annual Report (such extension as discussed below). If the 2007 Annual Report is not filed with the SEC, the NYSE will, in its sole discretion, upon expiration of such six-month period, determine whether to provide the Trust with an additional six-month period in which to file the 2007 Annual Report. The letter also states that, regardless of the procedures specified in Section 802.01E, the NYSE could commence delisting procedures at any time during any period that is available to complete the filing of the 2007 Annual Report, if circumstances warrant.
As previously disclosed by the Trust in its Notification of Late Filing on Form 12b-25, filed with the SEC on April 1, 2008, the Trust has been unable to timely file the 2007 Annual Report due to the inability of the Trust to obtain complete and accurate information regarding reserve information and the financial statements of the Trust required to be included in the 2007 Annual Report. Pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, the Trust received an extension until April 15, 2008 to file the 2007 Annual Report, which extension has now expired. The Trust is working diligently to obtain the required information and intends to complete and file the 2007 Annual Report as soon as reasonably practicable.
This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. The Trust undertakes no obligation to update or revise any forward-looking statement except as required by law.